EX-99
                                  Press Release


Lantronix,  Inc.  (ticker:  LTRX,  exchange:  NASDAQ) News Release - 18-Nov-2002

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Lantronix  Announces  Results  of  the  Company's Annual Meeting of Stockholders

IRVINE,  Calif.,  Nov.  18  /PRNewswire-FirstCall/  --  Lantronix, Inc. (Nasdaq:
LTRX), today announced the results of the company's annual meeting of stockholders that was held on November 12, 2002. The stockholders approved a 1:3 reverse split in the Common Stock of the Company, in an endeavor to satisfy requirements for the Company's securities to be listed on the Nasdaq National Market and to amend the Company's Certificate of Incorporation accordingly. Although approved, Lantronix's Board of Directors will only initiate a reverse split at such time it determines such action is necessary in order to continue Nasdaq listing requirements that are related to share price.

At the same meeting, stockholders elected Thomas W. Burton to serve as Director until the 2005 Annual Meeting of Stockholders, and ratified Ernst & Young LLP as independent auditors of the Company for the year ending June 30, 2003.

About  Lantronix,  Inc.

Lantronix, Inc. (Nasdaq: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com .

SOURCE  Lantronix,  Inc.


/CONTACT:  Jim  Kerrigan,  Interim  CFO  of  Lantronix,  Inc.,  +1-949-453-7115/